METROPOLITAN SAVINGS BANK OF CLEVELAND
		OFFICER'S ANNUAL COMPLIANCE CERTIFICATE
		     SASI 1994-WO1 & SASI 1995-001


The undersigned, a Vice President of Metropolitan Savings Bank of
Cleveland (the "Servicer") under a Servicing Agreement (the
"Agreement") entered into between the Servicer and Securitized
Asset Sales, Inc., (the "Principal"), hereby certify to the Master
Servicer that:

     (i) a review of the activities of the Servicer during the preceding calendar year and of its performance under this Agreement has been made under the undersigned's supervision, and

    (ii) to the best of the undersigned's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year.

Capitalized terms used in the Agreement but not defined herein shall have the same meaning given to them in the Agreement.


Date:  8/20/96
By:    /s/ Judy Z. Adam
Name:  Judy Z. Adam
Title: Vice President, Finance